                                                                     EXHIBIT 2.1



                               PURCHASE AGREEMENT

                                      among

                         TBA ENTERTAINMENT CORPORATION,


                     TBA ENTERTAINMENT HOLDING CORPORATION,


                                ROBERT R. TITLEY


                                       AND


                                CLARENCE SPALDING



                                  June __, 1998

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                                       TABLE OF CONTENTS                                  Page
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
ARTICLE 1 - Purchase and Sale of Interests.................................................  1
        1.1    Purchase and Sale of Interests..............................................  1
        1.2    Purchase Price..............................................................  1
        1.3    Closing...................................................................... 4
        1.4    Registration Rights.......................................................... 4
        1.5    Further Action............................................................... 4

ARTICLE 2 - Representations and Warranties of TBA and Subsidiary............................ 5
        2.1    Organization and Qualification............................................... 5
        2.2    Authority Relative to this Agreement......................................... 5
        2.3    TBA Stock and TBA 10-KSB....................................................  5
        2.4    Certain Corporate Matters.................................................... 6
        2.5    Broker's Fees................................................................ 6
        2.6    Separate Subsidiary.......................................................... 6
        2.7    Disclosure................................................................... 6

ARTICLE 3 - Representations and Warranties of the Sellers................................... 7
        3.1    Organization, Qualification and Limited Liability Company Power.............. 7
        3.2    Capitalization............................................................... 7
        3.3    Authorization of Transaction................................................. 7
        3.4    Subsidiaries................................................................. 8
        3.5    Financial Statements......................................................... 8
        3.6    Events Subsequent to Financial Statements.................................... 8
        3.7    Undisclosed Liabilities.....................................................  9
        3.8    Tax Returns and Audits...................................................... 10
        3.9    Books and Records........................................................... 11
        3.10   Real Property............................................................... 11
        3.11   Tangible Property........................................................... 12
        3.12   Intellectual Property....................................................... 12
        3.13   Contracts................................................................... 13
        3.14   Suppliers and Customers..................................................... 14
        3.15   Notes; Accounts Receivable.................................................. 14
        3.16   Powers of Attorney.......................................................... 15
        3.17   Condition of Property....................................................... 15
        3.18   Insurance................................................................... 15
        3.19   Litigation.................................................................. 15
        3.20   Employees................................................................... 15
        3.21   Employee Benefit Plans...................................................... 15
        3.22   Guarantees.................................................................. 16
        3.23   Legal Compliance............................................................ 16
        3.24   Certain Business Relationships.............................................. 17
        3.25   Broker's Fees............................................................... 17



                                       -i-

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                                       -----------------
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        3.26   Investment Representations.................................................. 17
        3.27   Disclosure.................................................................. 18

ARTICLE 4 - Conduct of Business Pending The Closing........................................ 18
        4.1    Conduct of Business Pending the Closing..................................... 18
        4.2    No Other Bids............................................................... 20
        4.3    Lines of Business and Capital Expenditures.................................. 21
        4.4    Accounting Methods.......................................................... 21
        4.5    Other Actions............................................................... 21

ARTICLE 5 - Additional Agreements.......................................................... 21
        5.1    Expenses.................................................................... 21
        5.2    Notification of Certain Matters............................................. 21
        5.3    Access to Information....................................................... 21
        5.4    Taking of Necessary Action.................................................. 22
        5.5    Notice of Changes........................................................... 22
        5.6    Press Releases.............................................................. 22
        5.7    Employee Matters............................................................ 22
        5.8    Tax Matters..................................................................22
        5.9    Incremental Management Costs.................................................23

ARTICLE 6 - Conditions to Closing.......................................................... 23
        6.1    Conditions to Obligations of Each Party to Effect the Closing............... 23
        6.2    Additional Conditions to TBA's and Subsidiary's Obligations................. 23
        6.3    Additional Conditions to the Sellers' Obligations........................... 25

ARTICLE 7 - Termination, Amendment and Waiver.............................................. 26
        7.1    Termination................................................................. 26
        7.2    Amendment................................................................... 27
        7.3    Waiver...................................................................... 27
        7.4    Effect of Termination....................................................... 27

ARTICLE 8 - Indemnification................................................................ 27
        8.1    By TBA, Subsidiary and the Sellers.......................................... 27
        8.2    Claims for Indemnification.................................................. 28
        8.3    Defense by Indemnifying Party............................................... 28
        8.4    Payment of Indemnification Obligation....................................... 29

ARTICLE 9 - Registration Rights.............................................................29
        9.1    Incidental Registration......................................................29
        9.2    Registration Expenses........................................................30




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        9.3    Certain Registration-Related Obligations.....................................30
        9.4    Rule 144.....................................................................31
        9.5    Indemnification..............................................................31


ARTICLE 10 - General Provisions............................................................ 33
        10.1   Survival of Representations and Warranties.................................. 33
        10.2   Effect of Due Diligence..................................................... 33
        10.3   Specific Performance........................................................ 33
        10.4   Notices..................................................................... 34
        10.5   Interpretation.............................................................. 35
        10.6   Severability................................................................ 35
        10.7   Miscellaneous............................................................... 35
        10.8   Material Adverse Breach..................................................... 35
        10.9   Limitation of Liability..................................................... 36
        10.10  Counterparts................................................................ 36
        10.11  Consent to Assignment....................................................... 36


SCHEDULE 1        Disclosure Schedule

ANNEX I           Consideration Allocation

EXHIBIT A Form of Promissory Notes
EXHIBIT B Form of Assignment of Membership Interests
EXHIBIT C Form of Employment Agreements
EXHIBIT D Form of Opinion of Counsel to the Sellers
EXHIBIT E Form of Opinion of Counsel to TBA

                               PURCHASE AGREEMENT


        This PURCHASE AGREEMENT, dated as of June 18, 1998 (this "Agreement"), is by and among TBA ENTERTAINMENT CORPORATION, a Delaware corporation ("TBA"), TBA ENTERTAINMENT HOLDING CORPORATION, a Delaware corporation and wholly-owned subsidiary of TBA ("Subsidiary"), ROBERT R. TITLEY ("Titley") and CLARENCE SPALDING ("Spalding") (Titley and Spalding are individually referred to herein as a "Seller" and are collectively referred to herein as the "Sellers").

                                    RECITALS

        WHEREAS, the Sellers own one hundred percent (100%) of the issued and outstanding membership interests (the "Interests") of Titley Spalding & Associates, LLC, a Tennessee limited liability company ("TSA");

        WHEREAS, the Sellers desire to sell the Interests to TBA and Subsidiary, and TBA and Subsidiary desire to purchase the Interests from the Sellers, on the terms and subject to the conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

                                    ARTICLE 1

                         PURCHASE AND SALE OF INTERESTS

        1.1 Purchase and Sale of Interests. Subject to the terms and conditions of and in reliance upon the representations and warranties set forth in this Agreement, the Sellers agree to sell, assign, transfer and deliver to TBA and Subsidiary and TBA and Subsidiary agree to purchase from each of the Sellers the percentage of Interests set forth opposite the name of each such Seller on Annex I attached hereto under the column entitled "Percentage of Membership Interest Being Sold," free and clear of all security interests, liens and other encumbrances and claims, except as set forth in the Disclosure Schedule (as hereinafter defined). The sale of the Interests to TBA and Subsidiary shall be referred to as the "Acquisition."

        1.2 Purchase Price. The maximum aggregate purchase price (the "Purchase Price") payable to the Sellers for the Interests will be equal to $7,455,028, subject to adjustment as provided hereinbelow, and shall be paid or delivered to the Sellers as follows:

               (a) At the Closing (as hereinafter defined), TBA shall deliver to the Sellers (i) by wire transfer to one or more accounts designated in writing by the Sellers to TBA cash in an


PURCHASE AGREEMENT - PAGE 1
        amount equal to One Million Dollars ($1,000,000) (the "Cash Portion") and (ii) certificates registered in the Sellers' names representing One Hundred Seventy-Five Thousand (175,000) fully-paid and nonassessable shares of TBA common stock, $.001 par value per share ("TBA Common Stock") valued for all purposes of this Agreement at Four Dollars ($4.00) per share, for a total value of Seven Hundred Thousand Dollars ($700,000) (the "Common Stock Portion") (the Cash Portion and the Common Stock Portion shall collectively be referred to herein as the "Closing Date Consideration"). The Closing Date Consideration shall be allocated among the Sellers as specified in Annex I.

               (b) Following the Closing, the Sellers shall be entitled to receive additional consideration (the "Earnout Consideration"), payable as set forth below, equal to (i) sixty-two percent (62%) of the pre-tax net income of TSA (calculated as set forth in subparagraph (c) below) for the period beginning on the Closing Date (as hereinafter defined) and ending on December 31, 1998 (the "1998 Earnout Period"), and (ii) sixty-two percent (62%) of the pre-tax net income of TSA for the years 1999, 2000, 2001, 2002 and that number of months of 2003 which, when added to the number of whole months included in the 1998 Earnout Period, equals twelve (12) (the "Post 1998 Earnout Period"); provided, however, that the total amount of Earnout Consideration payable to the Sellers pursuant to this subparagraph (b) shall not exceed $5,755,028. The Earnout Consideration shall constitute a portion of the Purchase Price for all purposes and has been calculated (along with the Closing Date Consideration) to provide the Sellers with the agreed upon value of the Interests. The portion of the Earnout Consideration payable to the Sellers for the 1998 Earnout Period and for each year (or portion thereof) of the Post 1998 Earnout Period shall be allocated among the Sellers as specified in Annex I and shall be payable (i) one hundred percent (100%) in cash by wire transfer to one or more accounts designated in writing by the Sellers to TBA for the 1998 Earnout Period, and (ii) sixty percent (60%) in cash by wire transfer to one or more accounts designated in writing by the Sellers to TBA and by the issuance and delivery by TBA to the Sellers of promissory notes (the "Notes"), each Note substantially in the form of Exhibit A attached hereto (the "Form of Note") and secured, pursuant to a Payment Assurance Agreement (as such term is defined in the Form of Note), by a Certificate of Deposit, Letter of Credit or such other form of cash equivalent as may be mutually agreed upon by Sellers and TBA, in the principal sum of forty percent (40%) of the dollar amount of the Earnout Consideration payable with respect to each such calendar year (or portion thereof) during the Post 1998 Earnout Period.

               (c) On or before the ninetieth (90th) day following the end of each year (or portion thereof) of the 1998 Earnout Period and the Post 1998 Earnout Period, TBA shall prepare and deliver to the Sellers an income statement (the "TSA Income Statement"), prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, setting forth the net income before taxes of TSA (the "Pre-Tax Net Income") for the previous fiscal year (or portion thereof, as applicable). In determining the Pre-Tax Net Income of TSA for the 1998 Earnout Period and for each year (or portion thereof) of the Post 1998 Earnout Period, (i) all amortization of goodwill created by the Acquisition shall not constitute a reduction to Pre-Tax Net Income, and
        (ii) all allocations to TSA of general and administrative overhead expenses of TBA and Subsidiary shall be consistent with overhead allocations to other operating divisions and subsidiaries of TBA, shall be fairly and not unreasonably applied, shall be on terms no less favorable than could be obtained from


PURCHASE AGREEMENT - PAGE 2
        unaffiliated third parties, and shall be approved by the executive committee of TBA, of which Titley will be a member. Within thirty (30) days of its receipt of the TSA Income Statement, the Sellers shall notify TBA of their objections, if any, to the TSA Income Statement and to TBA's calculation of Pre-Tax Net Income for the 1998 Earnout Period or fiscal year (or portion thereof) of the Post 1998 Earnout Period, as applicable. The Sellers' failure to object to TBA's calculation of Pre-Tax Net Income for the fiscal period to which such TSA Income Statement relates within such thirty-day period shall constitute acceptance thereof. If the Sellers and TBA are unable to resolve the disputed items and agree upon the Pre-Tax Net Income of TSA for the applicable period within fifteen (15) days of the Sellers' notification to TBA of their objections, such dispute shall be referred to Arthur Andersen LLP (the "Independent Accountants"). The Independent Accountants shall, within thirty (30) days following the referral to the Independent Accountants, deliver to TBA and the Sellers a written report determining the Pre-Tax Net Income for TSA for the applicable period, which determination will be conclusive and binding on TBA and the Sellers for the purpose of any adjustment to the consideration payable hereunder. Should the Pre-Tax Net Income as determined by the Independent Accountants exceed by ten percent (10%) or more the Pre-Tax Net Income as contained in the TSA Income Statement for such period (or portion thereof), TBA shall pay the fees and expenses of the Independent Accountants; otherwise, TBA and the Sellers shall each bear fifty percent (50%) of the fees and expenses of the Independent Accountants. Within five (5) days of the determination of the Pre-Tax Net Income for TSA for the applicable period, TBA shall pay and deliver to the Sellers the Earnout Consideration, if any, due for the fiscal year (or portion thereof) of the 1998 Earnout Period or the Post 1998 Earnout Period, as applicable, for which the Pre-Tax Net Income was determined.

               (d) Notwithstanding the previous provisions of this Section 1.2 to the contrary, should Kix Brooks and Ronnie Dunn terminate the provisions of the Management Agreement (as defined in Section 6.2(h) hereof) during calendar year 1998, 1999 or 2000, Titley shall pay to TBA with respect to each such year beginning in the year such Management Agreement is terminated, the amount, if any, by which $1,250,000 exceeds the gross revenues of the Company for each such year; provided, however, the aggregate dollar amount payable by Titley to TBA pursuant to this
        Section 1.2(d) shall not exceed (i) $900,000 if the Management Agreement is terminated in 1998; (ii) $750,000 if the Management Agreement is terminated in 1999; and (iii) $450,000 if the Management Agreement is terminated in 2000. For purposes of this Section 1.2(d), (i) payments by Titley to TBA may be made in cash and/or TBA Common Stock, (ii) such payments shall be made on or before February 15 of the year following the year to which such payment relates, (iii) the value of the TBA Common Stock conveyed by Titley to TBA, if any, shall be equal to the greater of (i) Four Dollars ($4.00) per share and (ii) the average price of the closing sales price of TBA Common Stock reported by The Nasdaq Stock Market for each of the fifteen (15) trading days ending on the effective date of the termination of the Management Agreement, and (iv) it shall be at the discretion of Titley as to the proportion of cash and/or TBA Common Stock to be conveyed to TBA to satisfy his obligation hereunder. For example, if the Management Agreement is terminated on November 15, 1998 and the gross


PURCHASE AGREEMENT - PAGE 3
        revenues of the Company are $1,700,000 for 1998, $950,000 in 1999 and $320,000 in 2000, Titley would have no payment obligation to TBA hereunder on February 15, 1999, pay TBA $300,000 on or before February 15, 2000 ($1,250,000 - $950,000) and pay TBA $600,000 on or before
        February 15, 2001 ($1,250,000 - $320,000, but not to exceed an aggregate of $900,000 for the three years 1998, 1999 and 2000 as the Management Agreement was terminated in 1998).

        1.3 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Winstead Sechrest & Minick P.C., 1201 Elm Street, 5400 Renaissance Tower, Dallas, Texas, on June 15, 1998 or as soon as reasonably practicable thereafter as the conditions set forth in Article 6 have been satisfied or waived (the "Closing Date").
At the Closing:

               (a) TBA and Subsidiary will (i) pay to the Sellers the Cash Portion by wire transfer of immediately available funds, and (ii) issue and deliver to the Sellers the Common Stock Portion, and (iii) execute and deliver to the Sellers such other documents and instruments required to be executed and delivered by TBA and Subsidiary under the terms of this Agreement; and

               (b) The Sellers will deliver to TBA and Subsidiary (i) an assignment of the Interests substantially in the form of Exhibit B attached hereto (pursuant to which the percentage of the Interest owned by Titley will be assigned to TBA and the percentage of the Interest owned by Spalding will be assigned to Subsidiary), and (ii) such other documents and instruments required to be delivered by the Sellers under the terms of this Agreement or reasonably requested by TBA and Subsidiary.

        1.4 Registration Rights. The Sellers shall be entitled to the registration and other rights provided in Article 9 with respect to the shares of TBA Common Stock issued pursuant to Section 1.2(a) hereof. The parties hereto stipulate and agree that the granting of such registration rights is intended to provide the Sellers with flexibility in disposing of any shares of TBA Common Stock issued pursuant to Section 1.2(a) of this Agreement and does not evidence any present intention to dispose of any such shares upon their issuance.

        1.5 Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest TBA and Subsidiary with full right, title and possession and all rights, privileges and immunities with respect to the Interests, the Sellers shall take all such action.



PURCHASE AGREEMENT - PAGE 4

                                    ARTICLE 2

              REPRESENTATIONS AND WARRANTIES OF TBA AND SUBSIDIARY

        TBA and Subsidiary hereby represent and warrant to the Sellers as follows as of the date hereof and as of the Closing Date:

        2.1 Organization and Qualification. TBA has been duly incorporated and is validly existing as a corporation and is in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as now conducted. Subsidiary has been duly incorporated and is validly existing as a corporation and is in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as now conducted.

        2.2 Authority Relative to this Agreement. Each of TBA and Subsidiary has the requisite corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement by TBA and Subsidiary and the consummation by TBA and Subsidiary of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of TBA and Subsidiary and no other corporate proceedings on the part of TBA or Subsidiary are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by TBA and Subsidiary and constitutes the valid and binding obligation of each such company, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. None of the execution and delivery of this Agreement by TBA or Subsidiary, the performance by TBA or Subsidiary of its obligations hereunder or the consummation of the transactions contemplated hereby by TBA or Subsidiary will require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any properties, assets or business of TBA or Subsidiary under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which TBA or Subsidiary is a party or by which TBA or Subsidiary or any of their respective assets or properties is bound or encumbered, except those that have already been given, obtained or filed. Other than in connection with filings under the Securities Act of 1933, as amended (the "Securities Act"), if any, necessary to perfect an exemption from registration under the Securities Act and to effect the registrations contemplated by Article 9 hereof, filings made with the National Association of Securities Dealers, Inc. to list the shares of TBA Common Stock that shall be issued in connection with the Acquisition in the National Market System of The Nasdaq Stock Market and filings to be made with state securities regulatory agencies, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of TBA or Subsidiary for the consummation by TBA and Subsidiary of the transactions contemplated by this Agreement.

        2.3 TBA Stock and TBA 10-KSB. TBA has furnished the Sellers with a true and complete copy of its Form 10-KSB for the year ended December 31, 1997 (the "Form 10-KSB").


PURCHASE AGREEMENT - PAGE 5

As of its date, such Form 10-KSB was in compliance, in all material respects, with the requirements of its form. The financial statements of TBA included in such Form 10-KSB complied, at the time of filing with the SEC, as to form, in all material respects, with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, applied on a consistent basis during the periods involved, and fairly presented, in all material respects the financial position of TBA as at the dates thereof and the results of its operations and changes in financial position for the periods then ended.

        2.4 Certain Corporate Matters. Each of TBA and Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, have a materially adverse effect on TBA and its subsidiaries, taken as a whole. TBA has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it engages or in which it proposes presently to engage and to own and use the properties owned and used by it. TBA and Subsidiary have each delivered to the Sellers true, accurate and complete copies of their charter documents and bylaws which reflect all amendments made thereto at any time prior to the date of this Agreement. The minute books containing the records of meetings of the shareholders and boards of directors of TBA and Subsidiary are accurate and complete in all material respects. All material corporate actions taken by TBA and Subsidiary since their respective dates of incorporation have been duly authorized and/or subsequently ratified, as necessary. Neither TBA nor Subsidiary is in default under, or in violation of, any provision of its charter or bylaws.

        2.5 Broker's Fees. None of TBA, Subsidiary or anyone on their behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the Acquisition or any similar transaction.

        2.6 Separate Subsidiary. TBA and Subsidiary shall operate TSA as a separate subsidiary of TBA and Subsidiary for the period beginning on the Closing Date and ending June 1, 2003. TBA and Subsidiary shall use reasonable efforts to economically and managerially support and enhance the continued development of the business of TSA and shall continue, to the extent possible, the existing accounting operations of TSA.

        2.7 Disclosure. The representations and warranties and statements of fact made by TBA and Subsidiary in this Agreement and in certificates and other written statements or agreements delivered or to be delivered pursuant to this Agreement are accurate, correct and complete on the date of this Agreement and will, except as contemplated hereby, be accurate, correct and complete at the Closing and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.



PURCHASE AGREEMENT - PAGE 6

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        Except as set forth in the correspondingly numbered section of the disclosure schedule attached hereto as Schedule 1 and incorporated herein by this reference (the "Disclosure Schedule"), each Seller hereby severally represents and warrants to TBA and Subsidiary as follows as of the date hereof and as of the Closing Date.

        3.1 Organization, Qualification and Limited Liability Company Power. TSA is duly organized, validly existing and in good standing under the laws of the State of Tennessee. TSA is duly qualified to do business as a foreign limited liability company and is in good standing in the jurisdictions specified in
Section 3.1 of the Disclosure Schedule, which are the jurisdictions in which the ownership of its properties, the employment of its personnel or the conduct of its business requires that it be so qualified or where a failure to be so qualified or licensed would have a material adverse effect on its financial condition, results of operation or business. TSA has full power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. TSA has delivered to TBA true, accurate and complete copies of its Articles of Organization and Operating Agreement which reflect all amendments made thereto at any time prior to the date of this Agreement. All material actions taken by TSA since formation have been duly authorized and/or subsequently ratified as necessary. TSA is not in default under or in violation of any provision of its Articles of Organization or Operating Agreement. TSA is not in default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject. The books of account of TSA are complete and correct in all material respects and there have been no material transactions involving the business of TSA which properly should have been set forth in those books and which are not accurately so set forth. No consent of any person or entity is or will be required for the Sellers to sell the Interests to TBA and Subsidiary pursuant to this Agreement which consent has not been obtained.

        3.2 Capitalization. Annex I correctly sets forth the ownership interests in TSA. The Interests are owned by the Sellers free and clear of all liens, security interests, claims, charges or other encumbrances. Except as contemplated by this Agreement, neither the Sellers nor TSA has granted any rights of any kind to any person or entity to acquire any interest in TSA.

        3.3 Authorization of Transaction. This Agreement has been duly executed and delivered by each of the Sellers and constitutes the valid and binding obligation of each of the Sellers, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. None of the execution and delivery of this Agreement by the Sellers, the performance by the Sellers of their obligations hereunder or the consummation of the transactions contemplated hereby by the Sellers will require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or


PURCHASE AGREEMENT - PAGE 7
both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any properties, assets or business of TSA under any of its governing documents, note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which TSA is a party or by which TSA or any of its assets or properties is bound or encumbered, except those that have already been given, obtained or filed, all as set forth in Section 3.3 of the Disclosure Schedule. No notice to, filing with or authorization, consent or approval of any public body or authority is necessary for the consummation by the Sellers of the transactions contemplated by this Agreement.

        3.4 Subsidiaries. TSA neither owns nor is obligated to purchase any equity interest in or any other interest convertible into or exchangeable for an equity interest in any entity.

        3.5 Financial Statements. The Sellers have delivered to TBA (a) unaudited balance sheets and unaudited statements of operations and statements of cash flows of TSA for each of the years in the two-year period ended December 31, 1997, (b) an unaudited balance sheet of TSA as of March 31, 1998, and (c) unaudited statements of operations and statements of cash flows of TSA for the three (3) months ended March 31, 1998 (collectively, the "Financial Statements"). The Financial Statements present fairly the financial condition of TSA as of such dates and the results of its operations and changes in financial position for such periods.

        3.6 Events Subsequent to Financial Statements. Except as disclosed in the Financial Statements, since December 31, 1997, there has not been:

               (a) any material adverse change in the financial condition, results of operations or business of TSA;

               (b) any sale, lease, transfer, license or assignment of any material assets, tangible or intangible, of TSA, other than in the ordinary course of business;

               (c) any material damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of TSA;

               (d) any declaration or setting aside or payment of any distribution with respect to the Interests;

               (e) any mortgage or pledge of, or subjection to any material lien, charge, security interest or encumbrance of any kind on, any of the assets, tangible or intangible, of TSA (other than liens arising by operation of law which secure obligations which are not yet due and payable);

               (f) any incurrence of indebtedness or liability or assumption of obligations by TSA other than (i) those incurred in the ordinary course of business and (ii) those which do not exceed $20,000 in the aggregate;


PURCHASE AGREEMENT - PAGE 8

               (g) any cancellation or compromise by TSA of any material debt or claim, except for adjustments made in the ordinary course of business which, in the aggregate, are not material;

               (h) any waiver or release by TSA of any right of any material value;

               (i) any sale, assignment, transfer or grant by TSA of any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names or copyrights or with respect to any know-how or other intangible assets;

               (j) any material arrangement, agreement or undertaking entered into by TSA not terminable on 30 days or less notice without cost or liability (including, without limitation, any payment of or promise to pay any bonus or special compensation) with employees or any increase in compensation or benefits to the Sellers, other than in the ordinary course of business;

               (k) any change made or authorized in the Articles of Organization or Operating Agreement of TSA;

               (l) any issuance, sale or other disposition by TSA of any membership interests or other equity securities or interests, or any grant of any options, warrants or other rights to purchase or obtain (including upon conversion or exercise) membership interests or other equity securities or interests;

               (m) any loan to or other transaction with any Seller, employee or consultant of TSA giving rise to any claim or right of TSA against any such person or of such person against TSA;

               (n) any payment to or other transaction with any Seller, employee or consultant of TSA involving an amount in excess of $5,000, individually or in the aggregate, other than the payment of monthly compensation consistent with customary practice;

               (o) any acceleration, termination, modification or cancellation or threat thereof by any party of any contract, lease or other agreement or instrument to which TSA is a party or by which it is bound so as to affect, materially and adversely, the properties or business of TSA; or

               (p) any other material transaction or commitment entered into other than in the ordinary course of business by TSA.

        3.7 Undisclosed Liabilities. TSA has no material liability or obligation whatsoever, known or unknown, either accrued, absolute, contingent or otherwise, except to the extent shown on the Financial Statements (to the extent required to be disclosed pursuant to GAAP), incurred in the normal and ordinary course of business since January 1, 1998 (provided that, liabilities or


PURCHASE AGREEMENT - PAGE 9
obligations incurred in connection with the termination of employees shall not be considered liabilities incurred in the ordinary course of business), or incurred in the course of negotiating, documenting and consummating the transactions contemplated by this Agreement. TSA is not indebted, directly or indirectly, to either Seller or any affiliate of either Seller in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, and no Seller or affiliate is indebted to TSA.

        3.8 Tax Returns and Audits. The taxable year of TSA ends December 31. TSA has duly and timely filed or caused to be filed all tax returns (the "Tax Returns") required to be filed on behalf of itself and has paid in full or fully reserved against in the Financial Statements all taxes, interest, penalties, assessments and deficiencies due or claimed to be due on behalf of itself to foreign, federal, state or local taxing authorities (including taxes on properties, income, franchises, licenses, sales, use and payrolls). Such Tax Returns are correct in all material respects, and TSA is not required to pay any other taxes for such periods except as shown in such Tax Returns. The income tax returns filed by TSA have not been, and are not being, to the knowledge of the Sellers, examined by the Internal Revenue Service or other applicable taxing authorities for any period. All taxes or estimates thereof that are due, or are claimed or asserted by any taxing authority to be due, have been timely and appropriately paid so as to avoid penalties for underpayment. Except for amounts not yet due and payable, all tax liabilities to which the properties of TSA may be subject have been paid and discharged. The provisions for income and other taxes payable reflected in the Financial Statements make adequate provision for all then accrued and unpaid taxes of TSA. There are no tax liens (other than liens for taxes which are not yet due and payable) on any of the properties of TSA, nor are there any pending or threatened examinations or tax claims asserted. TSA has not granted any extensions of limitation periods applicable to tax claims. Except in jurisdictions in which TSA voluntarily files tax returns, no claim has ever been made by a taxing authority that TSA is or may be subject to taxation by that jurisdiction. True and correct copies of all federal, foreign, state and local income and other tax returns, notices from foreign, federal, state and local taxing authorities, tax examination reports and statements of deficiencies assessed against or agreed to by TSA since January 1, 1992, have been delivered to TBA, and the same are listed in Section 3.8 of the Disclosure Schedule. TSA is not a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement. TSA is not a party to any agreement that has resulted or would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). All positions taken on federal Tax Returns that could give rise to a penalty for substantial understatement pursuant to Section 6662(d) of the Code have been disclosed on such Tax Returns. Neither of the Sellers is a foreign person within the meaning of Section 1445(b)(2) of the Code. TSA has not made any tax elections under any of Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the Code (or any predecessor thereof), nor has TSA filed any election with any taxing authority to be taxed other than as a partnership for federal, state and local tax purposes. None of the assets and properties of TSA is an asset or property that TBA, Subsidiary or any of their affiliates is or will be required to treat as being (i) owned by any other person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any


PURCHASE AGREEMENT - PAGE 10
state, local, or foreign law has been entered into by or with respect to TSA or any assets thereof. TSA has not agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, TSA has no applications pending with any taxing authority requesting permission for any changes in any accounting method, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method therefor. TSA has not been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment of withholding of taxes. TSA has duly and timely withheld from salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws. The sale of the Interests shall cause the taxable year of TSA to close on the Closing Date, and shall cause TSA to terminate solely for U.S. federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code. Since January 1, 1997, there has not been any sale, transfer, assignment or other disposition of any interest in TSA, nor has there been any distribution by TSA of any assets other than cash. The Sellers shall report, for U.S. federal, state and local income tax purposes, 100% of all taxable income, gain, loss and deductions of TSA for the taxable year of TSA ending on the Closing Date. TSA shall make a valid election under Sections 743 and 754 of the Code (and any corresponding provisions of state and local tax law) on its income tax return for the taxable period ending on the Closing Date.
Section 3.8 of the Disclosure Schedule sets forth the adjusted tax basis of the assets of TSA as of the most recent practicable date.

        3.9 Books and Records. The general ledgers and books of account of TSA, all federal, state and local income, franchise, property and other tax returns filed by TSA with respect to its assets, and all other books and records of TSA are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations in all material respects.

        3.10 Real Property. Set forth in Section 3.10 of the Disclosure Schedule is a complete and accurate list and a brief description of all real property owned or leased by TSA. With respect to each lease so set forth: (a) the lease has been validly executed and delivered by TSA and, to the knowledge of the Sellers, by the other party or parties thereto and is in full force and effect;
(b) neither TSA and, to the knowledge of the Sellers, any other party to the lease is in material breach or default, and no event has occurred on the part of TSA or, to the knowledge of the Sellers, on the part of any other party which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease; (c) the lease will continue to be binding in accordance with its terms following the consummation of the Acquisition; (d) TSA has not repudiated and, to the knowledge of the Sellers, no other party to the lease has repudiated any provision thereof; (e) there are no disputes, oral agreements or delayed payment programs in effect as to the lease; and (f) all facilities leased thereunder have been approved by all necessary governmental authorities, have been maintained in accordance with normal industry practice and are in good condition, working order and repair.



PURCHASE AGREEMENT - PAGE 11

        3.11 Tangible Property. TSA has good and marketable title to, or a valid leasehold interest in, each item of tangible property, whether real, personal or mixed, reflected on its books and records as owned or used by it, subject to no encumbrances, loans, security interests, mortgages or pledges.

        3.12   Intellectual Property.

               (a) Section 3.12(a) of the Disclosure Schedule sets forth a list of intellectual property owned by TSA including all patents, patent applications, trademarks, service marks, trade dress, trade names, trade secrets, corporate names, customer lists, copyrights, mask works, technology or intellectual property that are material to the business of TSA and registrations or applications to register any of the foregoing and a list of all licenses or other contracts related thereto (collectively, the "Intellectual Property"). With respect to each such item of Intellectual Property:

                        (i) TSA is the sole and exclusive owner and has the sole
               and exclusive right to use the item in the conduct of its business;

                       (ii) no proceedings have been instituted, are pending or
               are threatened which challenge the validity, enforceability, use or ownership thereof;

                      (iii) the item (A) does not infringe upon or otherwise
               violate the rights of others, (B) to the knowledge of the Sellers, is not being infringed upon by others and (C) is not subject to any outstanding order, decree, judgment, stipulation or charge;

                       (iv) no license, sublicense or agreement pertaining to
               the item has been granted by TSA;

                        (v) TSA has not received any charge of interference or
               infringement with respect to the item;

                       (vi) except in the ordinary course of business, TSA has
               not agreed to indemnify any person or entity for or against any infringement with respect to the item;

                      (vii) the transactions contemplated by this Agreement will have no adverse effect on the right, title and interest of TSA in the item;

                     (viii) TSA has taken all steps which are commercially
               reasonable to protect the rights set forth in Section 3.12(a) of the Disclosure Schedule and will continue to use commercially reasonable efforts to maintain those rights prior to the Closing Date so as to not materially adversely affect the validity or enforcement of such rights; and



PURCHASE AGREEMENT - PAGE 12

                       (ix) the Sellers have supplied TBA with true and complete
               copies of all written documentation evidencing the ownership of the item and of all licenses and other contracts related thereto.

               (b) Section 3.12(b) of the Disclosure Schedule sets forth a list describing all patents, trademarks, trade names, service marks, copyrights, trade secrets and mask works of others which TSA practices or uses that are material to TSA. With respect to each such item of intellectual property:

                      (i) any license agreement covering the item is a valid and binding agreement and is in full force and effect;

                      (ii) no event has occurred which constitutes a breach of
               such license agreement, TSA has not repudiated and, to the knowledge of the Sellers, no other party thereto has repudiated any provision thereof and there are no disputes, oral arrangements or delayed payment programs in effect as to any such license agreement;

                      (iii) the Sellers have supplied TBA with a true and
               complete copy of any such license agreement;

                      (iv) the transactions contemplated by this Agreement will
               have no material adverse effect on the ability of TSA to continue using or practicing each such item; and

                      (v) the Sellers are not aware of any claim that the
               exercise of the rights granted to TSA with respect to such item infringes upon the intellectual property rights of any third party.

               (c) To the knowledge of Sellers, TSA has not infringed, misappropriated or otherwise violated any intellectual property rights of any third party. The Sellers are not aware of any infringement, misappropriation or violation with respect to intellectual property which will occur as a result of the continued operation of the business of TSA as now conducted or as presently proposed to be conducted.

               (d) TSA has taken commercially reasonable security measures to protect the security, confidentiality and value of all the material intellectual property owned by them.

        3.13 Contracts. Section 3.13 of the Disclosure Schedule lists the following contracts and written arrangements, true and complete copies of which have been delivered to TBA, to which TSA is a party:

               (a) any contract for the lease of personal property from or to third parties providing for lease payments in excess of $5,000.00 per annum;


PURCHASE AGREEMENT - PAGE 13

               (b) any contract for the purchase or sale of personal property or for the furnishing or receipt of services which contract calls for performance over a period of more than one year or which involves more than the sum of $10,000.00;

               (c) any joint venture or partnership agreement;

               (d) any agreement or instrument under which TSA is or may become indebted for borrowed money;

               (e) any noncompetition agreement;

               (f) any other contract in which the consequences of a default or termination would have a materially adverse effect on the financial condition of TSA or on the prospects or the conduct of the business of TSA, including, but not limited to, all artist management contracts to which TSA is a party;

               (g) any standard form of license agreement; and

               (h) any other contract or arrangement not entered into in the ordinary course of business.

All contracts and arrangements listed in Section 3.13 of the Disclosure Schedule are valid and binding agreements. TSA is not and, to the knowledge of the Sellers, no other party is in breach or default, and no event has occurred on the part of TSA or, to the knowledge of the Sellers, on the part of any other party to any such contract or arrangement which with notice or lapse of time would constitute a breach or default or permit termination under any such contract or arrangement. None of such contracts or arrangements will be terminated or modified by the consummation of the Acquisition. The Sellers have previously made available to TBA all of the material service agreements of TSA with its customers. TSA is not a party to any verbal contract or arrangement which, if reduced to written form, would be required to be listed in Section
3.13 of the Disclosure Schedule under the terms of subsections (a)-(h) of this
Section 3.13.

        3.14 Suppliers and Customers. Section 3.14 of the Disclosure Schedule is a true and correct list of all suppliers to whom TSA made payments during the year ended December 31, 1997, in excess of one percent of TSA's gross revenues as reflected in the Financial Statements for such year and all customers of TSA that paid, during the fiscal year ended December 31, 1997, more than five percent of the gross revenues of TSA as reflected in the Financial Statements for such year. Since December 31, 1997, no material customer of TSA has notified TSA that it will substantially decrease or cease doing business with TSA.

        3.15 Notes; Accounts Receivable. As of the Closing Date, all notes payable to and accounts receivable of TSA will be properly reflected on their books and records and will be valid receivables subject to no setoffs or counterclaims.



PURCHASE AGREEMENT - PAGE 14

        3.16 Powers of Attorney. There are no outstanding powers of attorney or similar instruments executed by TSA.

        3.17 Condition of Property. Each building, fixture, machine and piece of equipment (having a net book value of $2,000.00 or more) owned or used by TSA is in good operating condition and repair, subject to normal wear and tear, and is in compliance with all zoning, building and fire codes in all material respects. TSA owns or leases under valid lease all buildings, machinery, equipment and other tangible assets used in the conduct of its business as presently conducted.

        3.18 Insurance. TSA is insured under the policies listed in Section 3.18 of the Disclosure Schedule (the "Insurance Policies"). The Insurance Policies are in full force and effect. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies.

        3.19 Litigation. Section 3.19 of the Disclosure Schedule sets forth any instances in which (a) TSA is subject to any judgment or order (other than orders of general applicability) of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, or where there is any charge, complaint, lawsuit or governmental investigation pending or threatened against TSA; or (b) TSA is a plaintiff in any action, domestic or foreign, judicial or administrative, or any such action exists in which a counterclaim against TSA is pending or might be brought. None of the actions, suits, proceedings or investigations set forth in Section 3.19 of the Disclosure Schedule could result in any material adverse change in the condition, financial or otherwise, of TSA, the same being fully reserved against in the Financial Statements. There are no unsatisfied judgments, orders (other than orders of general applicability), decrees or stipulations affecting TSA or to which TSA is a party and there is no reason to believe that any such action, suit, proceeding or investigation may be brought or threatened against TSA.

        3.20 Employees. Section 3.20 of the Disclosure Schedule sets forth and the Sellers have furnished to TBA true and complete copies of: (a) any written employment agreements with either Seller or with other employees of TSA; and (b) any written employment agreements which by their terms may not be terminated by TSA at will or which grant severance payments. Except as set forth in Section
3.20 of the Disclosure Schedule, TSA has not entered into any similar oral employment agreements. To the Sellers' knowledge, no key employee or group of employees has any plans to terminate employment with TSA. TSA is not a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by TSA to either Seller or other employee of TSA (except salaries and wages incurred and accrued in the ordinary course of business), nor are there any loans or debts payable or owing by any of such persons to TSA or any guarantees by TSA of any loan or obligation of any nature to which any such person is a party. TSA has complied in all material respects with all laws and regulations which relate to the employment of labor, employee civil rights or equal employment opportunities.

        3.21 Employee Benefit Plans. Section 3.21 of the Disclosure Schedule sets forth and the Sellers have furnished to TBA true and complete copies of (a) any nonqualified deferred or incentive


PURCHASE AGREEMENT - PAGE 15
compensation or retirement plans or arrangements, (b) any qualified retirement plans or arrangements, (c) any other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements and (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by TSA or to which TSA is a party or otherwise is bound ("Employee Benefit Plans"). TSA is not a member of a "controlled group" or an "affiliated service group" as both of such terms are defined in Section 414 of the Code. Except as required by law, TSA does not maintain or contribute or has ever maintained or contributed to any funded or unfunded medical, health or life insurance plan or arrangement for retirees or terminated employees. TSA does not contribute or have any obligation to make and has never contributed or had any obligation to make any payment or contribution to a "multiemployer plan," as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and TSA has no actual or potential liability under Section 4201 of ERISA for any complete or partial withdrawal from a multiemployer plan. TSA does not maintain, contribute to or have any liability with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is intended to meet the requirements of a qualified plan under Section 401(a) of the Code. TSA does not maintain, contribute to or have any liability with respect to a plan which is subject to Title IV of ERISA or Section 412 of the Code. With respect to the employee benefit plans listed in Section 3.21 of the Disclosure Schedule, the Sellers have furnished to TBA true and complete copies of (i) any summary plan description or other employee communication materials, (ii) the latest financial statements and annual reports and (iii) all documents filed with the Internal Revenue Service or the Department of Labor since December 31, 1994. All employee benefit plans and related trusts listed in Section 3.21 of the Disclosure Schedule and maintained or contributed to by TSA or with respect to which TSA now has or has ever had any liability or potential liability comply in form and in operation with all requirements of ERISA and the Code. All required reports with respect to such plans required by applicable law have been filed and all contributions or payments presently anticipated hereunder have been made or properly accrued. No applications for rulings, determination letters, advisory opinions or prohibited transaction exemptions are currently pending before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation with respect to any such employee benefit plans or arrangements or any related trusts. None of such employee benefit plans or arrangements, any related trusts, the trustees of any related trusts or the Sellers or employees of TSA is the subject of any lawsuit, arbitration or other proceeding concerning any benefit claim or other benefit-related matter (other than routine claims in the ordinary course of business), and there have been no prohibited transactions as described in Section 406 of ERISA or as defined in
Section 4975 of the Code with respect to any such plan. Neither TSA, the Sellers or other employees of TSA nor any other fiduciary, as such term is defined in
Section 3 of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law which would subject TSA, the Sellers and other employees of TSA to liability under ERISA or any applicable law.

        3.22 Guarantees. TSA is not a guarantor or otherwise liable for any material indebtedness of any other person, firm or corporation.

        3.23 Legal Compliance. To the knowledge of Sellers, TSA, the Sellers and the other employees of TSA (the individuals only in their capacities as representatives of TSA) have complied


PURCHASE AGREEMENT - PAGE 16
in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof, and no claim has been filed against TSA alleging a violation of any such laws or regulations. To the knowledge of Sellers, TSA holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted or proposed to be conducted.

        3.24 Certain Business Relationships. Except as set forth in Section 3.24 of the Disclosure Schedule, to the knowledge of the Sellers, none of the Sellers nor any of present or former employees of TSA owns, directly or indirectly, any interest in any business, corporation or other entity (other than investments in publicly held companies) which, on the date hereof or within the past 12 months, has been involved in any manner in any business arrangement or relationship with TSA, and none of the foregoing persons owns any property or rights, tangible or intangible, which are used in the business of TSA.

        3.25 Broker's Fees. Neither TSA nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the Acquisition or any similar transaction.

        3.26   Investment Representations.

               (a) Each Seller will acquire the shares of TBA Common Stock issued pursuant to this Agreement for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intent of distributing or selling such shares.

               (b) Each Seller has reviewed the representations concerning TBA contained in this Agreement and has made or has had the opportunity to make inquiry concerning TBA. Each Seller has sufficient knowledge and experience so as to be able to evaluate the risks and merits of his investment in TBA, and such Seller is able financially to bear the risks thereof. Each Seller is entering into the transactions contemplated herein based on such Seller's own assessments of the merits and risks, upon such Seller's own experience and is not relying on any business plan, projections, valuations or other financial information provided to such Seller by TBA other than the Form 10-KSB. Each Seller further acknowledges and agrees that TBA and Subsidiary have made no assurances of any nature whatsoever regarding the future operations of TBA and Subsidiary and have made no guarantees as to the profitability of an investment in TBA. Each Seller further acknowledges that he is an accredited investor as defined in Rule 501 of Regulation D of the Securities Act.

               (c) Each Seller understands that any certificates of TBA Common Stock to be issued to him pursuant to this Agreement will bear a restrictive legend in substantially the following form:



PURCHASE AGREEMENT - PAGE 17

               "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to TBA is obtained to the effect that such registration is not required."

        The foregoing legend shall be removed from the certificates, at the request of the holder thereof, at such time as they become registered for resale or eligible for resale pursuant to Rule 144(k) under the Securities Act.

        3.27 Disclosure. The representations and warranties and statements of fact made by the Sellers in this Agreement, in the Disclosure Schedule and in certificates and other written statements or agreements delivered or to be delivered pursuant to this Agreement are accurate, correct and complete in all material respects on the date of this Agreement and will, except as contemplated hereby, be accurate, correct and complete in all material respects at the Closing Date and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.

                                    ARTICLE 4

                     CONDUCT OF BUSINESS PENDING THE CLOSING

        4.1 Conduct of Business Pending the Closing. The Sellers covenant and agree that, prior to the Closing, unless TBA shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

               (a) TSA shall conduct its business and operations, including its cash management practices, the collection of receivables, maintenance of facilities and payment of payables, only in the usual and ordinary course of business and consistent with past custom and practice in all material respects;

               (b) TSA shall not directly or indirectly do any of the following:
        (i) sell, pledge, dispose of or encumber any material portion of its assets, except in the ordinary course of business; (ii) amend or propose to amend its Articles of Organization or Operating Agreement; (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to its membership interests provided, however, TSA shall be allowed to distribute cash with respect to its membership interests in an amount equal to its net income for the period beginning on January 1, 1998 and ending on the Closing Date, provided further that no such cash distribution may create or increase a deficit working capital of TSA as of the Closing Date;
        (iv) redeem, purchase or acquire or offer to acquire any percentage of its membership interests; (v) create any subsidiaries; or (vi) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.1(b);



PURCHASE AGREEMENT - PAGE 18

               (c) TSA shall not (i) issue or sell or agree to issue or sell, any additional membership interests, or any options, warrants, conversion privileges or rights of any kind to acquire any of its membership interests; (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or material assets thereof; (iii) incur any indebtedness for borrowed money, issue any debt securities or guarantee any indebtedness to others; or (iv) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

               (d) TSA shall not (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonus, salary increase, severance or termination pay to, any Seller; or
        (ii) in the case of employees who are not a Seller, take any action other than in the ordinary course of business and consistent in all material respects with past practice (none of which shall be unreasonable or unusual) with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on January 1, 1998;

               (e) TSA shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

               (f) TSA shall use commercially reasonable efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

               (g) TSA shall (i) use commercially reasonable efforts to preserve intact its business organization and goodwill, keep in full force and effect all material rights, contracts, licenses, permits and franchises relating to its business, keep available the services of its employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it; (ii) report on a regular and frequent basis, at reasonable times, to representatives of TBA regarding operational matters and the general status of ongoing operations; (iii) use commercially reasonable efforts not to take any action which would render, or which reasonably may be expected to render, any representation or warranty made in this Agreement untrue in any material respect at any time prior to the Closing Date if then made; and (iv) notify TBA of any emergency or other change in the normal course of business or in the operation of its properties and of any tax audits, tax claims, governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, audit, claim, complaint, investigation or hearing would be material, individually or in the aggregate, to the financial condition, results of operations or business of TSA, or to the ability of the Sellers, Subsidiary or TBA to consummate the transactions contemplated by this Agreement;


PURCHASE AGREEMENT - PAGE 19

               (h) The Sellers shall deliver to TBA promptly (but in any event within two business days) after the discovery or receipt of notice of any default under any material agreement to which TSA is a party or any other material adverse event or circumstance affecting TSA (including the filing of any material litigation against TSA or the existence of any dispute with any person or entity which involves a reasonable likelihood of such litigation being commenced), and what actions TSA has taken and proposes to take with respect thereto;

               (i) TSA shall use commercially reasonable efforts to maintain its assets in customary repair, order and condition, replace in accordance with past practice its inoperable, worn out or obsolete assets with assets of quality at least comparable to the original quality of the assets being replaced and maintain in all material respects its books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements;

               (j) TSA shall use commercially reasonable efforts to maintain in full force and effect the existence of all material patents, inventions, trademarks, service marks, trade dress, trade names, corporate names, copyrights, mask works, trade secrets, licenses, computer software, data and documentation and other proprietary rights, which it uses or owns; and

               (k) TSA shall comply in all material respects with all legal requirements and contractual obligations applicable to its operations and business and pay all applicable taxes.

        Notwithstanding any other provision of this Agreement, the amendment or modification of the Disclosure Schedule by the Sellers after the time TBA has signed this Agreement shall have no effect with respect to the agreements, covenants and obligations of the Sellers, TBA and Subsidiary pursuant to this
Section 4.1 and Sections 6.2 and 6.3 of this Agreement.

        4.2 No Other Bids. The Sellers covenant and agree that TSA shall not authorize or knowingly permit any employee of, or any investment banker, attorney, accountant or other representative retained by, TSA or either Seller to, make, solicit, initiate, encourage or respond to a submission of a proposal or offer from any person or entity (other than TBA) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of TSA, or the Interests or other similar transaction or business combination involving TSA or either Seller (hereinafter collectively referred to as a "Third Party Offer"). No Seller will participate in any negotiations regarding, or furnish to any person or entity (other than TBA) any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person or entity (other than TBA) to do or seek any of the foregoing. The Sellers will immediately cease and cause to be terminated any contacts or negotiations currently pending with respect to Third Party Offers, if any, and shall use their best efforts to cause all reports, material, data and other written information heretofore disseminated by them or on their behalf by any employee or any investment banker, attorney, accountant or other representative in connection with any such Third Party Offer or any inquiry or proposal related thereto to be promptly returned to them. The Sellers shall promptly


PURCHASE AGREEMENT - PAGE 20
notify TBA of the receipt of any Third Party Offer or any inquiry or communication which might reasonably be expected to lead to any Third Party Offer and will provide TBA with all information that TBA may reasonably request with respect thereto.

        4.3 Lines of Business and Capital Expenditures. Unless approved in writing by TBA, the Sellers covenant that they will not permit TSA to (a) enter into any new material lines of business; (b) change their investment, liability management and other material policies in any material respect; or (c) incur or commit to any capital expenditures, obligations or liabilities in connection therewith.

        4.4 Accounting Methods. Unless approved in writing by TBA, the Sellers covenant that TSA will not change its methods of accounting in effect at December 31, 1997, except as required by changes in generally accepted accounting principles as concurred in by the Independent Accountants.

        4.5 Other Actions. Unless approved in writing by TBA, the Sellers covenant that TSA will not take any action that would or might reasonably be expected to result in any of the representations and warranties of the Sellers set forth in this Agreement becoming untrue in any material respect after the date hereof or any of the conditions to the Acquisition set forth in Article 6 of this Agreement not being satisfied.

                                    ARTICLE 5

                              ADDITIONAL AGREEMENTS

        5.1 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby shall be paid by TBA or the Seller incurring such expenses.

        5.2 Notification of Certain Matters. Each party shall give prompt notice to the others of (a) the occurrence or failure to occur of any event, which occurrence or failure would result in any Material Adverse Breach (as defined in Section 10.8 of this Agreement), and (b) any failure of such party, or any employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder.

        5.3 Access to Information. From the date hereof to the Closing Date, each of the Sellers, Subsidiary and TBA shall, and shall cause their respective officers, directors, employees and agents to, afford the officers, employees, agents and representatives of the other parties hereto complete access at all reasonable times to themselves and to such officers, employees and agents and their properties, books and records (all such access to be arranged through the respective officers of corporate parties hereto so as not to be unreasonably disruptive to any of the parties), and shall furnish each of such parties all financial, operating, personnel, compensation, tax and other data and information as such parties, through their respective officers, employees, agents or representatives, may request.


PURCHASE AGREEMENT - PAGE 21

        5.4 Taking of Necessary Action. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws, to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Sellers, Subsidiary and TBA shall use their best efforts to maintain and make all filings with and obtain all consents, approvals, and/or assurances from third parties and appropriate governmental agencies and authorities necessary or advisable for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with the other in good faith to help the other satisfy its obligations in this Section 5.4.

        5.5 Notice of Changes. The Sellers and TBA shall each promptly inform the other in writing if any change shall have occurred or shall have been threatened (or any development shall have occurred or shall have been threatened involving a prospective change) in TBA's or TSA's financial condition, results of operations or business that is or may reasonably be expected to have a material adverse effect on any such entity's financial condition, results of operations or business.

        5.6 Press Releases. The Sellers and TBA shall approve the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby; provided, however, that nothing in this Section 5.6 shall be deemed to prohibit any party hereto from making any disclosure that is required to fulfill such party's disclosure obligations imposed by law, including, without limitation, federal securities laws.

        5.7 Employee Matters. TBA and the Sellers agree that all employees of TSA immediately prior to the Closing shall be employed by TSA immediately after the Closing at such level of pay which is mutually agreed upon between each employee and TBA, it being understood that TBA shall not have any obligations to continue employing such employees for any length of time or at any level of pay for any length of time thereafter, except as set forth in binding agreements of employment. In the event any Employee Benefit Plans are not continued after the Closing, employees will be eligible to participate in comparable TBA's employee benefit plans.

        5.8    Tax Matters.

               (a) From and after the Closing, each of the Sellers, on the one hand, and TBA, on the other hand, shall cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party's expense) in a timely fashion such personnel, tax data, tax returns and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (1) for the preparation by any of them of any tax returns, elections, consents or certificates required to be prepared and filed by such parties or by TSA or (2) in connection with any audit or proceeding relating to taxes relating to the assets of TSA. TBA agrees to retain all books and records with respect to tax matters pertinent to TSA relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all


PURCHASE AGREEMENT - PAGE 22
        record retention agreements entered into with any taxing authority. None of the parties hereto shall cause an election to be made, an accounting for tax purposes to be adopted, or a position to be taken on any tax return, or in any tax proceeding, other than an election under Sections 743 and 754 of the Code as described in Section 3.8 hereof, that is inconsistent with the provisions of this Agreement. From and after the Closing, the Sellers shall pay, and shall severally indemnify and hold harmless TBA from and against, any and all taxes levied by any foreign, federal, state or local taxing authority with respect to the ownership or use of the assets of TSA on or prior to the Closing Date.

        5.9 Incremental Management Costs. For each of (i) the period beginning on the Closing Date and ending on December 31, 1998, and (ii) calendar year 1999, TSA may expend up to Seventy-Five Thousand Dollars ($75,000.00) from its operating cash flow for the purpose of recruiting and training new managers. To the extent actually expended, such recruiting and management costs shall not reduce Pre-Tax Net Income of TSA for purposes of calculating the Earnout Consideration payable pursuant to Section 1.2 hereof.

                                    ARTICLE 6

                              CONDITIONS TO CLOSING

        6.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following condition:

               (a) no order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated hereby.

        6.2 Additional Conditions to TBA's and Subsidiary's Obligations. The obligations of TBA and Subsidiary to effect the Acquisition are subject to the satisfaction of the following conditions on or before the Closing Date:

               (a) Except for breaches which do not constitute a Material Adverse Breach (as defined in Section 10.8 of this Agreement) by the Sellers, the representations and warranties set forth in Article 3 of this Agreement (without regard to any amendments or modifications of the Disclosure Schedule after the time TBA has signed this Agreement) will be true and correct as of the date hereof and at and as of the Closing Date, as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties and with appropriate modifications of tense with respect to representations and warranties made as of a specified date;

               (b) The Sellers shall have performed, in all material respects, each obligation and agreement and complied, in all material respects, with each covenant to be performed and


PURCHASE AGREEMENT - PAGE 23
        complied with by them under this Agreement prior to the Closing Date, including, without limitation, all of their agreements contained in Articles 4 and 5 of this Agreement;

               (c) Except as otherwise disclosed on the Disclosure Schedule, all consents by governmental or regulatory agencies or otherwise that are required for the consummation of the transactions contemplated hereby or that are required for TBA and Subsidiary to own the Interests or to prevent a breach of or a default under or a termination of any agreement material to TSA to which TSA is a party or to which any material portion of the assets of TSA is subject, will have been obtained;

               (d) No action or proceeding before any court or governmental body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded or which might adversely affect the right of TBA and Subsidiary to own the Interests;

               (e) On the Closing Date, each of the Sellers shall have entered into Employment Agreements with TSA substantially in the form of Exhibit C attached hereto dated as of the Closing Date (the "Employment Agreements") and shall have terminated without payment or penalty any other employment or similar agreements with TSA and waived all severance or other benefits payable thereunder;

               (f) TBA shall have received from Bass, Berry & Sims PLC, counsel to the Sellers, an opinion addressed to TBA, dated the Closing Date and substantially in the form of Exhibit D attached hereto;

               (g) At the Closing Date, the Sellers shall have delivered to TBA and Subsidiary the following:

                      (i) a certificate executed by each Seller stating that the conditions set forth in Sections 6.2(a) through 6.2(d) of this Agreement have been satisfied;

                      (ii) a good standing or comparable certificate for TSA
               from the State of Tennessee and from every jurisdiction where a failure to be qualified or licensed would have a material adverse effect on the financial condition, results of operations or business of TSA, dated not earlier than ten (10) days prior to the Closing Date;

                      (iii) copies of all third party and governmental consents
               (or other evidence satisfactory to TBA) that the Sellers are required to obtain in order to effect the transactions contemplated by this Agreement;

                      (iv) a copy of TSA's Articles of Organization certified by the Secretary of State of Tennessee;



PURCHASE AGREEMENT - PAGE 24

                      (v) an assignment of the Interests substantially in the
               form of Exhibit B executed by each of the Sellers; and

                      (vi) such other documents as TBA or Subsidiary may
               reasonably request in connection with the transactions contemplated hereby;

               (h) On the Closing Date, Sellers shall continue to negotiate in good faith on behalf of TSA a management agreement among TSA, Kix Brooks and Ronnie Dunn (the "Management Agreement"). Sellers shall use their best efforts to finalize the Management Agreement and maintain said Management Agreement throughout its term; and

               (i) All proceedings to be taken by the Sellers in connection with the consummation of the Acquisition at the Closing Date and the other transactions contemplated hereby and all documents required to be delivered by the Sellers in connection with the Acquisition and the other transactions contemplated hereby will be reasonably satisfactory in form and substance to TBA and Subsidiary.

        6.3 Additional Conditions to the Sellers' Obligations. The obligations of the Sellers to effect the Acquisition are subject to the satisfaction of the following conditions on or before the Closing Date;

               (a) Except for breaches which do not constitute a Material Adverse Breach (as defined in Section 10.8 of this Agreement) by TBA and Subsidiary, the representations and warranties set forth in Article 2 of this Agreement will be true and correct as of the date hereof and at and as of the Closing Date, as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties and with appropriate modifications of tense with respect to representations and warranties made as of a specified date;

               (b) TBA and Subsidiary shall have performed, in all material respects, each obligation and agreement and complied, in all material respects, with each covenant required to be performed and complied with by them under this Agreement prior to the Closing Date, including, without limitation, all of their agreements contained in Article 5 of this Agreement;

               (c) No action or proceeding before any court or government body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded;

               (d) Sellers shall have received from Winstead Sechrest & Minick P.C., counsel to TBA, an opinion addressed to Sellers, dated the Closing Date, and substantially in the form of Exhibit E attached hereto;



PURCHASE AGREEMENT - PAGE 25

               (e) On the Closing Date, TBA and Subsidiary will have delivered to the Sellers the following:

                      (i) a certificate executed on behalf of each of TBA and
               Subsidiary by their respective Presidents or Chief Executive Officers stating that the conditions set forth in Sections 6.3(a) through (c) of this Agreement have been satisfied;

                      (ii) certified copies of the resolutions duly adopted by
               TBA's and Subsidiary's respective boards of directors approving the Acquisition and authorizing the execution, delivery and performance of this Agreement;

                      (iii) good standing certificates for TBA and for
               Subsidiary from the Secretary of State of the State of Delaware, each dated not earlier than ten (10) days prior to the Closing Date;

                      (iv) copies of all third party and governmental or
               regulatory consents (or other evidence satisfactory to the Sellers) that TBA and Subsidiary are required to obtain in order to effect the transactions contemplated by this Agreement;

                      (v) copies of TBA's and Subsidiary's Certificates of
               Incorporation certified by the Secretary of State of the State of Delaware; and

                      (vi) such other documents as the Sellers may reasonably
               request in connection with the transactions contemplated hereby;

               (f) All proceedings to be taken by TBA and Subsidiary in connection with the consummation of the Acquisition and all documents required to be delivered by TBA and Subsidiary in connection with the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers; and

               (g) The (i) Employment Agreements, (ii) the Purchase Agreement among TBA, the Sellers and Max Kittel of even date herewith relating to the sale of all of the capital stock of TKS Marketing, Inc. ("TKS"), and
        (iii) the Employment Agreement by and between TKS and Kittel as defined in said Purchase Agreement will have been executed and delivered on the Closing Date and there will not have been any changes, amendments or modifications to, or terminations of, such agreements.

                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

        7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date upon the occurrence of any of the following:



PURCHASE AGREEMENT - PAGE 26

               (a) by mutual consent of the Sellers and the Boards of Directors of TBA and Subsidiary;

               (b) by either TBA and Subsidiary or the Sellers if the Closing shall not have been consummated by August 1, 1998 and provided that the party seeking termination is not then in material breach of any representation, warranty or agreement in this Agreement;

               (c) by TBA and Subsidiary if there has been a misrepresentation or breach of a representation or warranty or a failure to perform a covenant on the part of the Sellers with respect to their representations, warranties and covenants set forth in this Agreement and any such breach or failure constitutes a Material Adverse Breach; and

               (d) by the Sellers if there has been a misrepresentation or a breach of a representation or warranty or a failure to perform a covenant on the part of TBA or Subsidiary with respect to their representations, warranties and covenants set forth in this Agreement and any such breach or failure constitutes a Material Adverse Breach.

        7.2 Amendment. This Agreement may not be amended except by an instrument signed by each of the parties hereto.

        7.3 Waiver. At any time prior to the Closing Date, (a) TBA and Subsidiary may (i) extend the time for the performance of any of the obligations or other acts of the Sellers or (ii) waive compliance with any of the agreements of the Sellers or with any conditions to its own obligations, and (b) the Sellers may (i) extend the time for the performance of any of the obligations or other acts of TBA and/or Subsidiary or (ii) waive compliance with any of the agreements of TBA and/or Subsidiary or with any conditions to their own obligations in each case only to the extent such obligations, agreements and conditions are intended for their benefit.

        7.4 Effect of Termination. If this Agreement is terminated as provided in Section 7.1, this Agreement shall become void and there shall be no liability or further obligation on the part of any party hereto or any of their respective members, shareholders, officers or directors, except (a) that nothing herein and no termination pursuant hereto will relieve any party from liability for any breach of this Agreement and (b) the provisions of Section 5.6 and any confidentiality agreements by and between TBA and the Sellers will survive such termination.

                                    ARTICLE 8

                                 INDEMNIFICATION

        8.1 By TBA, Subsidiary and the Sellers. TBA and Subsidiary on the one hand and the Sellers on the other hand each hereby agree to indemnify and hold harmless the other against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for defending any actions or threatened actions)


PURCHASE AGREEMENT - PAGE 27

(collectively "Damages") reasonably incurred by TBA, Subsidiary and the Sellers in connection with each and all of the matters set forth below to the extent they constitute a Material Adverse Breach.

               (a) Any breach by the Indemnifying Party (as defined below) of any representation or warranty made by such Indemnifying Party in this Agreement;

               (b) Any breach of any covenant, agreement or obligation of the Indemnifying Party contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

               (c) Any misrepresentation contained in any statement, certificate or schedule furnished by the Indemnifying Party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

Each Seller severally, in the ratio in which they own the Interests immediately prior to the Closing, agrees to indemnify TBA and Subsidiary for any breaches of any representation or warranty, covenant, agreement or obligation of the Sellers made or contained, respectively, in this Agreement or in the Disclosure Schedule or any certificate required by this Agreement, or any misrepresentation by the Sellers, as described in (a) through (c) above to the extent they constitute a Material Adverse Breach.

        8.2 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 8.3 of this Agreement in which case the Indemnified Party may settle or compromise such claim without the prior consent of the Indemnifying Party. If the Indemnified Party fails to give prompt notice of any claim and such failure prejudices the Indemnifying Party's position or its ability to defend the claim, the Indemnifying Party's liability to the Indemnified Party shall be reduced by the amount, if any, demonstrated to be directly attributable to the failure to give such notice in a timely manner.

        8.3 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to


PURCHASE AGREEMENT - PAGE 28
participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date such claim is made, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

        8.4 Payment of Indemnification Obligation. All indemnification by TBA, Subsidiary or the Sellers hereunder shall be effected by payment by wire transfer or delivery of a cashier's or certified check in the amount of the indemnification liability.

                                    ARTICLE 9

                               REGISTRATION RIGHTS

        9.1 Incidental Registration. If at any time any shares of TBA Common Stock to be issued by TBA are proposed to be sold or disposed of by TBA, either for its own account or for the account of a security holder or holders, in an offering of TBA Common Stock pursuant to an effective registration statement (other than a registration statement on Form S-8 or S-4 or any successor or similar forms) under the Securities Act (other than in connection with any exchange offer or an offering of securities solely to TBA's existing security holders) (a"Public Offering"), TBA shall (a) promptly give to each Seller notice of such proposed offering, including a description of the securities to be offered, a statement of the anticipated number and dollar amount of securities to be offered, identifying any proposed underwriter or representative of the underwriters, and describing the proposed method of distribution (including, without limitation, a list of the jurisdictions in which TBA intends to attempt to register or qualify such securities under applicable state securities law) and the anticipated timing of the offering, and (b) include in the appropriate registration statement pursuant to the Securities Act and the rules and regulations promulgated thereunder (the "Registration Statement") covering such TBA Common Stock, and in any underwriting relating thereto, all of the shares of TBA Common Stock specified in a written request made by any Seller within thirty
(30) days after receipt of the notice of the proposed offering, except as set forth below in this Section. If the registration pursuant to this Section involves a Public Offering in which shares of TBA Common Stock are sold or to be sold pursuant to a firm commitment underwriting by an investment banking concern of recognized national or regional standing (an "Underwritten Public Offering"), all of the Sellers proposing to distribute shares of TBA Common Stock through such Underwritten Public Offering (the "Selling Holders") and TBA shall enter into an underwriting agreement in customary form with the underwriter or representative of the underwriters named in TBA's notice given pursuant to this Section. Notwithstanding any other provision of this Section,


PURCHASE AGREEMENT - PAGE 29
however, if the underwriter or representative advises TBA and the Selling Holders in writing that market conditions require a limitation of the number of shares of TBA Common Stock to be included in the Registration Statement, then TBA may limit the number of shares of TBA Common Stock of the Selling Holders to be included in the Registration Statement and underwriting. Upon such written advice by the underwriter or representative, TBA shall give notice to all of the Selling Holders of the number of shares of TBA Common Stock of the Selling Holders that will be entitled to be included in the Registration Statement, and the number of shares of TBA Common Stock of the Selling Holders that may be so included shall be allocated among the Selling Holders in proportion, as nearly as practicable, to the respective numbers of shares of TBA Common Stock that such Selling Holders had requested to be included in the Registration Statement. Any Selling Holder which disapproves of the terms of any such underwriting may elect to withdraw therefrom by written notice to TBA and the underwriter or representative of the underwriters. Any shares of TBA Common Stock so withdrawn from such underwriting shall be withdrawn from the Registration Statement.

        9.2 Registration Expenses. All costs and expenses incurred in connection with any registration, qualification, or compliance effected pursuant to this Article, including (without limitation) all registration, filing, and qualification fees, printing expenses, fees and disbursements of counsel and independent accountants (including, without limitation, the expenses of any special audit or "cold comfort" letters required by or incident to such registration, qualification or compliance) and other experts of TBA, as the case may be, shall be borne by TBA to the extent permitted by applicable law; provided, however, that TBA shall not be required to pay any underwriting discounts or commissions relating to shares of TBA Common Stock owned by the Selling Holders or the fees and disbursements of any counsel to the Selling Holders.

        9.3 Certain Registration-Related Obligations. In connection with any registration, qualification, or compliance effected pursuant to this Article, TBA shall keep each Selling Holder advised in writing as to the initiation of each such registration, qualification, and compliance and as to the completion thereof. TBA also shall, at its expense, (a) keep or maintain such registration, qualification, or compliance effective for a period of one hundred-twenty (120) days or until the Selling Holders have completed the distribution described in the Registration Statement relating thereto, whichever first occurs, (b) furnish to each Selling Holder such reasonable number of copies of the prospectus and the preliminary prospectus as such Selling Holder may reasonably request in order to facilitate the disposition of its shares of TBA Common Stock, (c) use its best efforts to register or qualify the shares of TBA Common Stock owned by the Selling Holder under the securities laws of each of such states or other jurisdictions as the Selling Holder shall reasonably request and take all such other actions as may reasonably be necessary or advisable to enable the Selling Holders to consummate the sale or distribution in such states or other jurisdictions (provided, that TBA will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such state or other jurisdiction), and (d) furnish to each Selling Holder such other information or documents incident to the registration and underwriting as such Selling Holder may reasonably request. The Selling Holders agree to provide all such information and take all such other actions requested by TBA as may reasonably be necessary or appropriate to permit TBA to


PURCHASE AGREEMENT - PAGE 30
satisfy all of the requirements or conditions to the registration, qualification, and compliance to be effected pursuant to this Article.

        9.4 Rule 144. TBA covenants that it will file the reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder (or, if TBA is not required to file such reports, it will, following consummation of a Public Offering, make publicly available other information as long as necessary under Rule 144 under the Securities Act), to the extent required from time to time to enable the Sellers to sell their shares of TBA Common Stock pursuant to Rule 144 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter promulgated by the Securities and Exchange Commission.

        9.5 Indemnification. The following indemnification provisions shall apply to the matters described in this Article:

               (a) With respect to each registration, qualification or compliance effected pursuant to this Article, TBA shall indemnify and hold harmless each Selling Holder from and against, and will reimburse such Selling Holder with respect to, any and all losses, claims, damages, liabilities and expenses (including, without limitation, the costs and expenses of investigating, preparing for and defending any legal proceeding, including reasonable attorneys' fees) to which such Selling Holder may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, preliminary prospectus, or Registration Statement, or any amendment or supplement thereto, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by TBA of the Securities Act or any rule or regulation promulgated thereunder and relating to action or inaction required of TBA in connection with any such registration, qualification, or compliance; provided, however, that TBA shall not be liable in any case to the extent that any such loss, claim, damage, or liability (or action in respect thereto) arises out of or is based upon any untrue statement or omission made in any prospectus, preliminary prospectus, or Registration Statement, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to TBA by such Selling Holder specifically for inclusion in such prospectus, preliminary prospectus, or Registration Statement, or any amendment or supplement thereto.

               (b) With respect to each registration, qualification, or compliance effected pursuant to this Article for the benefit of a Selling Holder, such Selling Holder shall indemnify TBA and each of its affiliates from and against, and will reimburse TBA and each such affiliate with respect to, any and all losses, claims, damages, liabilities and expenses (including, without limitation, the costs and expenses of investigating, preparing for and defending any legal proceeding, including reasonable attorneys' fees) to which TBA or any such affiliate may become subject under the Securities Act or otherwise, insofar as such


PURCHASE AGREEMENT - PAGE 31
        losses, claims, damages, liabilities and expenses arise out of or are based upon (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, preliminary prospectus, or Registration Statement, or any amendment or supplement thereto, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent that any such loss, claim, damage, or liability (or action in respect thereto) arises out of or is based upon any untrue statement or omission made in any prospectus, preliminary prospectus, or Registration Statement, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to TBA by such Selling Holder specifically for inclusion in such prospectus, preliminary prospectus, or Registration Statement, or amendment or supplement thereto; provided, however, that a Selling Holder shall not be liable for any amount in excess of the net proceeds of any such registration, qualification or compliance which are received by such Selling Holder.

               (c) Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding involving a claim referred to in Sections 9.5(a) or (b), such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the indemnifying party of the commencement of such action; provided, that the failure of any indemnified party to give notice as provided in this subsection shall not relieve the indemnifying party of its obligations under Sections 9.5(a) or (b) unless the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party; provided, however, if any indemnified party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party, or if there is a conflict of interest that would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of Sections 5.5(a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in connection with the proviso of the immediately preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.



PURCHASE AGREEMENT - PAGE 32

               (d) If the indemnification provided for in this Section from the indemnifying party is unavailable to an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to in this Section, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions, statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether in the case of an untrue statement of a material fact or the omission to state a material fact, such statement or omission relates to information supplied by the indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. For purposes of this Section, the term "damages" includes any legal or other expenses reasonably incurred by the indemnified party in connection with investigating or defending against or appearing as a third party witness in any action or claim that is the subject of the contribution provisions of this Section. No Person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.


                                   ARTICLE 10

                               GENERAL PROVISIONS

        10.1 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive the Closing for a period of one (1) year, except for the representation made in Section 2.6, which will survive for five (5) years. Notwithstanding the above, claims resulting from any breach of any representation or warranty concerning tax or Employee Benefit Plan matters shall expire one hundred twenty (120) days after the expiration of any applicable statute of limitations. Any litigation arising out of or attributable to a breach of any representation or warranty contained herein must be commenced within the applicable period described above. If not commenced within the applicable period, any such claim will thereafter conclusively be deemed to be waived regardless of when such claim is or should have been discovered.

        10.2 Effect of Due Diligence. No investigation by TBA, Subsidiary or the Sellers into the business, operations and condition of the other shall diminish in any way the effect of any representations or warranties made by either party in this Agreement or shall relieve such party of any of its obligations under this Agreement.

        10.3 Specific Performance. TBA, Subsidiary and the Sellers understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire


PURCHASE AGREEMENT - PAGE 33
of TBA, Subsidiary and the Sellers to consummate the Acquisition, that the Acquisition is a unique business opportunity for TBA, Subsidiary and the Sellers and that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, TBA, Subsidiary and the Sellers agree that TBA and Subsidiary shall be entitled to obtain specific performance by the Sellers of every such covenant and undertaking contained herein to be performed by the Sellers and that the Sellers shall be entitled to obtain specific performance from TBA and Subsidiary of each and every covenant and undertaking herein contained to be observed or performed by TBA or Subsidiary.

        10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telex, telecopy, facsimile or overnight courier, or mailed by registered or certified mail (postage prepaid and return receipt requested), to the party to whom the same is so delivered, sent or mailed at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)    if to TBA or Subsidiary:

                      TBA Entertainment Corporation
                      402 Heritage Plantation Way
                      Hickory Valley, Tennessee   38042
                      Attention:  Thomas J. Weaver III
                      Telecopy:     (901) 764-6107

                      with a copy to:

                      Winstead Sechrest & Minick P.C.
                      5400 Renaissance Tower
                      1201 Elm Street
                      Dallas, Texas  75270
                      Attention:    Randall E. Roberts, Esq.
                      Telecopy:     (214) 745-5390

               (b)    if to the Sellers:

                      Titley Spalding & Associates, LLC
                      900 Division Street
                      Nashville, Tennessee 37203
                      Telecopy:     (615) 254-4267



PURCHASE AGREEMENT - PAGE 34
                      with a copy to:

                      Bass, Berry  & Sims PLC
                      2700 First American Center
                      Nashville, Tennessee  37238
                      Attention:  Leigh Walton, Esq.
                      Telecopy:     (615) 742-2816

Notices delivered personally or by telex, telecopy or facsimile shall be deemed delivered as of actual receipt, mailed notices shall be deemed delivered three days after mailing and overnight courier notices shall be deemed delivered one day after the date of sending.

        10.5 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

        10.6 Severability. If any term, provision, covenant or Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits under the Agreement.

        10.7 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) except for any confidentiality agreements executed in connection with the transactions contemplated hereby, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise, except that TBA and Subsidiary may assign all or any portion of their rights under this Agreement to one or more wholly-owned subsidiaries but no such assignment shall relieve TBA and Subsidiary of their obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation with or into which TBA may be merged; and (d) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Tennessee, without giving effect to the principles of conflict of laws thereof. Courts within the State of Tennessee will have jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement. The parties consent to and agree to submit to the jurisdiction of such courts.

        10.8 Material Adverse Breach. Breaches of representations, warranties and covenants by either party hereto which (a) individually result in damages to the other party in excess of $25,000 or (b) in the aggregate result in damages to the other party in excess of $50,000, shall constitute, for purposes of this Agreement, a "Material Adverse Breach."



PURCHASE AGREEMENT - PAGE 35

        10.9 Limitation of Liability. Neither TBA, Subsidiary nor the Sellers shall have any liability for breach of the representations, warranties and covenants made by them and contained in this Agreement unless such breach is a Material Adverse Breach.

        10.10 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature to each such counterpart were upon the same instrument.

        10.11 Consent to Assignment. By execution hereof, (i) Titley consents to the assignment to Subsidiary of the membership interest in TSA held by Spalding, and (ii) Spalding consents to the assignment to TBA of the membership interest in TSA held by Titley.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]


PURCHASE AGREEMENT - PAGE 36

                               PURCHASE AGREEMENT

                                 Signature Page

        IN WITNESS WHEREOF, TBA, Subsidiary and the Sellers have caused this Agreement to be executed on the date first written above.


                                        TBA ENTERTAINMENT CORPORATION


                                         /s/ Thomas Jackson Weaver III
                                        ----------------------------------------
                                        By:  Thomas Jackson Weaver III
                                        Its: Chief Executive Officer


                                        TBA ENTERTAINMENT HOLDING
                                        CORPORATION


                                         /s/ Thomas Jackson Weaver III
                                        ----------------------------------------
                                        By:  Thomas Jackson Weaver III
                                        Its: Chief Executive Officer


                                         /s/ Robert R. Titley
                                        ----------------------------------------
                                        ROBERT R. TITLEY


                                         /s/ Clarence Spalding
                                        ----------------------------------------
                                        CLARENCE SPALDING





PURCHASE AGREEMENT - PAGE 37

                                   SCHEDULE 1

                               DISCLOSURE SCHEDULE

                                     ANNEX I


                                                  Closing Date Consideration
                                                  --------------------------
                          Percentage of                                               Percentage of
                       Membership Interest                        Common Stock           Earnout
      Seller                Being Sold          Cash Portion        Portion           Consideration
      ------           -------------------      ------------      ------------        -------------
Robert R. Titley               75%              $  750,000            75%                   75%
                                                                 of the shares
Clarence Spalding              25%              $  250,000            25%                   25%
                                                                 of the shares
                            -------             ----------       -------------          -----------
                               100%             $1,000,000           100%                   100%





ANNEX I - SOLO PAGE